EXHIBIT 10.1

PENTAX EUROPE DISTRIBUTOR AGREEMENT

THIS PENTAX EUROPE DISTRIBUTOR AGREEMENT (this “Agreement”), effective this 15th day of June 2012 (the “Effective Date”), by and between

SpectraScience, Inc., a Minnesota corporation with offices at 11568-11 Sorrento Valley Road, San Diego, California USA 92121 (“SpectraScience”),

and

PENTAX Europe GmbH organized under the laws of Germany, with offices at 104 Julius-Vosseler Strasse, Hamburg, Germany 22527 (“DISTRIBUTOR”).

RECITALS:

WHEREAS, SpectraScience designs, develops and manufactures proprietary optical biopsy systems capable of determining whether tissue is normal, pre-cancerous or cancerous without physically removing the tissue from the body;

WHEREAS, DISTRIBUTOR desires to act as SpectraScience’s distributor in a specific territory for certain of SpectraScience’s products; and

WHEREAS, SpectraScience is willing to grant certain rights to DISTRIBUTOR for the marketing and distribution of such products in such territory, on the terms and conditions set forth herein.

Therefore, in consideration of entry into this Agreement and the mutual covenants contained herein, and other good and valuable consideration, the parties agree as follows:

SECTION 1. DEFINITIONS

1.1 Product(s). “Product(s)” means and includes the products set forth in Exhibit A attached hereto and amended from time to time, including without limitation replacement parts for such products and the printed materials that may accompany such products.

1.2 Territory. “Territory” shall mean those nations described in Schedule 1. Noncontiguous states, provinces, colonies, territories, and other dependencies of a nation are not included in the Territory unless specifically set forth in Schedule 1 hereof.

SECTION 2. GRANT OF RIGHTS

2.1 License. SpectraScience designates DISTRIBUTOR as its exclusive distributor, and grants DISTRIBUTOR the right to market and distribute the Products in the Territory, subject to the limitations set forth herein. SpectraScience retains all other rights not expressly granted herein with regard to the Products.

2.2 No Other Distributor. Except as otherwise specifically provided below SpectraScience shall not appoint any other distributor for the Products in the countries listed under “Territory” during the term of this Agreement, provided DISTRIBUTOR meets or exceeds its performance quotas annually, as described in Exhibit B on per country basis. In case of failure to meet quota in certain country compensation in other countries accumulated quotas will be accepted or a recovery plan will have to be agreed. In case the recovery plan fails SpectraScience can review the distribution rights.

SECTION 3. DISTRIBUTOR’S OBLIGATIONS

3.1 Best Efforts. DISTRIBUTOR shall use its best efforts to promote, market, and sell the Products in the Territory. DISTRIBUTOR shall conduct its business in a professional manner that will reflect positively upon SpectraScience and the Products.

3.2 Product Promotion.

3.2.1 DISTRIBUTOR shall exhibit and demonstrate the Products at such trade shows in the Territory as DISTRIBUTOR determines in good faith are necessary or useful in marketing and promoting the Products. DISTRIBUTOR shall give SpectraScience reasonable prior notice of all such trade shows such that SpectraScience can attend if it so desires. DISTRIBUTOR shall otherwise meet all reasonable business standards for displaying, demonstrating, and explaining the operation and use of the Products to customers and potential customers.

3.3 Packaging & labeling. Unless DISTRIBUTOR requests otherwise and agreed to by SpectraScience, all Products ordered by DISTRIBUTOR shall be packaged for shipment and storage in accordance with SpectraScience’s standard commercial practices.

DISTRIBUTOR shall initiate and complete translating of all advertising and marketing information provided by SpectraScience when required. Translations of all information shall be done in accordance with SpectraScience’s Translation Standard Operating Procedure. Translation of all such materials shall be approved by SPECTRASCIENCE prior to use. Any translations in SpectraScience’s possession as of the Effective Date shall be offered to DISTRIBUTOR free of charge. Any further translations required to distribute the Products in the Territory shall be obtained at DISTRIBUTOR’S expense. DISTRIBUTOR shall own all such translations but SPECTRASCIENCE shall have a non-exclusive right to use such translations.

3.4 License. DISTRIBUTOR is required to maintain in good standing its license to sell Medical Devices in its territory and to inform SPECTRASCIENCE in case of change in status of such license(s).

3.5 Performance Quotas.

3.5.1 DISTRIBUTOR acknowledges that, in the event that product purchase minimums as described in Schedule I are not achieved, this Distribution Agreement will be subject to termination as specified in Section 13 below.

3.5.2 DISTRIBUTOR shall not sell any Products beyond their stated expiration date. DISTRIBUTOR may, at its expense, and with the approval of SpectraScience, return expired Products in exchange for like Products with a later expiration, but shall not be entitled to a refund for any expired Product. It is the DISTRIBUTOR’S responsibility to control his purchasing and stock policy in order to avoid return of expired product(s).

3.6 Customer Support.

3.6.1 DISTRIBUTOR shall respond to and handle all customer inquiries and complaints relating to the Products. DISTRIBUTOR’s responsibilities shall include, all support, training, and maintenance issues relating to the Products. DISTRIBUTOR shall perform such responsibilities at its own expense, provided, however, that SpectraScience shall use its commercially reasonable efforts to repair or replace any defective Product to the extent of its warranty obligations hereunder. DISTRIBUTOR shall promptly report to SpectraScience all suspected Product defects, errors, technical difficulties, or other problems, including potential Vigilance reports, relating to the use or operation of the Products (collectively, “Problems”) and shall keep SpectraScience informed of customer complaints concerning same. Without limiting the foregoing, upon becoming aware of any Problem, DISTRIBUTOR shall report the Problem to SpectraScience in writing in accordance with the following: (i) if the Problem involves patient injuries, within twenty-four (24) hours after becoming aware of; and (ii) for any other Problem, within forty-eight (48) hours. SpectraScience shall provide DISTRIBUTOR required assistance in this respect, in particular with product liability issues.

3.7 Restricting Activity to the Territory.

DISTRIBUTOR shall not make active sales with regard to the Products into the exclusive territories or to the exclusive customer groups reserved to SpectraScience or its connected undertakings or allocated by it to another sales organization; sales on part of DISTRIBUTOR’s customers are not restricted thereby. The prohibition in sentence 1 shall only apply if and to the extent SPECTRASCIENCE has informed DISTRIBUTOR with regard to the European Union and the European Economic Area about the respective territories and customer groups. At present the territories and customer groups with regard to the European Union and the European Economic Area listed in Schedule 2 are allocated exclusively to other sales organizations; the territories and customer groups with regard to the European Union and the European Economic Area listed in Schedule 3 are reserved exclusively to SPECTRASCIENCE itself or to any of its Affiliates. SPECTRASCIENCE shall immediately inform DISTRIBUTOR of any changes regarding the Schedule 2 and Schedule 3, i.e. about the new allocation of exclusive territories and customer groups or if such allocation is revoked. In the event of sales to customers outside of the European Union and the European Economic Area DISTRIBUTOR must inquire with SpectraScience whether the respective country or the respective customer group is exclusively allocated or reserved as defined in sentence 1.

3.8 Indemnification.

3.8.1 DISTRIBUTOR shall defend, indemnify, and hold SpectraScience harmless from and against any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants, and expert witnesses (collectively, “Damages”) based upon, arising out of, or relating to (i) DISTRIBUTOR’S breach of this Agreement, negligence, willful misconduct, or violation of any applicable law, rule, regulation, or order, (ii) any act or omission by DISTRIBUTOR, or (iii) any unfair business practice of DISTRIBUTOR.

3.8.2 Notwithstanding anything to the contrary in this Agreement, SpectraScience shall assume product liability with respect to the Products supplied hereunder, in accordance with the applicable laws and regulations in the Territory. SpectraScience shall defend, indemnify and hold DISTRIBUTOR harmless from and against any and all losses, liabilities, claims, actions, damages, costs and expenses (including reasonable legal fees), arising out of any third party claims caused by any latent or inherent defect in the Product and/or failure of the Product to conform to the Product’s specifications or any other kind of damage associated with the gross negligence of SpectraScience or its agents.

3.9 Clinical Trials and Evaluations.

Products provided to customers for evaluation or trial within the territory will be at the discretion and expense of the DISTRIBUTOR. Locations, number of trial sites and scope will be discussed and agreed mutually as beneficial to SpectraScience and DISTRIBUTOR.

SECTION 4. REPORTING, PRODUCT ANALYSIS, VIGILANCE, REMEDIAL ACTIONS

4.1. Customer Complaints; Inquiries.

DISTRIBUTOR will transmit to SpectraScience all oral or written complaints referring to the Product at the time the complaints are entered into DISTRIBUTOR’s system.

Customer Complaints; Inquiries. DISTRIBUTOR hereby covenants that it shall be responsible as the first point of contact for technical support with the customer and/or end-users. DISTRIBUTOR will provide a line of communications to SpectraScience directly in matters of vigilance and post-market surveillance (early warning) in accordance with the European Commission Guidelines On A Medical Devices Vigilance System:

http://ec.europa.eu/enterprise/medical_devices/meddev/2_12_1-rev_ 5-2007-fin2.pdf

DISTRIBUTOR will further provide this technical support on the usage of products to the customers based on information supplied by SpectraScience. Customer feedback, the occurrence of incidents and near-incidents will be reported by the DISTRIBUTOR within three (3) business days directly to SpectraScience and SpectraScience’s Authorized European Representative (see below for contact details). DISTRIBUTOR reporting should follow the European Commission Guidelines On A Medical Devices Vigilance System.

Contact Details:

Authorized Representative in Europe

(Regulatory affairs only)

Emergo Europe

Molenstraat 15

2513 BH The Hague

The Netherlands

Tel: (31) (0) 70 345-8570

Fax: (31) (0) 70 346-7299

4.2 Safety Notification

In case a Product is potentially deviating from the Product Specification, or under any other circumstance where such Product might cause, or already has caused, harm to a patient, user or other person, each Party shall notify the other Party in writing (“Safety Notification”), irrespective of the time or location of detection of the potentially faulty Product, as soon as the respective Party gains knowledge of such.

It is SpectraScience’s sole responsibility to file Medical Device Reports or Vigilance Reports to any legal authority for the Products in order to comply with the applicable laws and regulations in the Territory. Should DISTRIBUTOR by any applicable law or regulation be obliged to report medical device incidents, this Agreement shall not prevent DISTRIBUTOR from doing so.

Safety Notifications and any other complaints on the Products are to be sent to the following address:

SpectraScience, Inc.

11568 Sorrento Valley Rd.

Suite 11

San Diego, CA 92121 - USA

Phone: +1 858-847-0200

Fax: +1 858-847-0880

4.3 Product Analysis

SpectraScience is obliged to analyze free of charge any Product returned from the field or found otherwise which

☐ is potentially non-conforming with the Product Specifications,

☐ is malfunctioning or defective, or

☐ might cause or already has caused harm to a patient, a user or another person and to report to DISTRIBUTOR

☐ findings,

☐ failures, as well as

☐ actual or probable root causes

immediately when it becomes known to SpectraScience.

4.4 No statement

In the event of a (alleged) malfunction or defect of a Product, DISTRIBUTOR or its representatives or agents will not make any statement as to the cause, without having been informed by SpectraScience and having received SpectraScience’s written analysis of the malfunction or defect.

4.5 Sales and Service records

DISTRIBUTOR will maintain complete and accurate lists and records reflecting all Product sales, Service and related transactions as may be required by law and to comply with the EU regulations, regulations of the EC-Council Directive concerning medical devices or other legal requirements applicable for a country of the Territory to secure traceability of each Product

4.6 Product Recall

If either Party believes that a recall of any Products in the Territory is desirable or required by law in the Territory or elsewhere, it shall immediately notify the other Party. The Parties shall then discuss reasonably and in good faith whether such recall is appropriate or required and the manner in which any mutually agreed recall should be handled.

4.7 Remedial Actions

It is SpectraScience’s exclusive right and obligation to issue recalls, safety alerts, advisory notices or similar remedial actions on the Products. In such case DISTRIBUTOR will support and fully co-operate with SpectraScience to comply with the applicable laws and regulations. Furthermore, in such case DISTRIBUTOR will notify its customers and, upon SpectraScience’s request retrieve identified Products. SpectraScience shall bear all direct costs and expenses of any recall, including, without limitation, expenses or obligations to third parties, the costs of notifying customers and costs associated with the shipment of recalled Product from customer to DISTRIBUTOR or SpectraScience, and replacement of such Products, except to the extent attributable to DISTRIBUTOR’s failure to handle, ship, or store Products properly or DISTRIBUTOR’s breach of this Agreement, or its negligence or willful misconduct. Should DISTRIBUTOR by any applicable law or regulation be obliged to issue remedial actions in the sense of sentence 1, this Agreement shall not prevent DISTRIBUTOR from doing so.

4.8 Survival

The provisions of this Article 4 (Reporting, Product Analysis, Vigilance, and Remedial Action) shall survive the termination of the Agreement.

SECTION 5. SPECTRASCIENCE’S OBLIGATIONS

5.1 Products.

SpectraScience shall use its commercially reasonable efforts to ship the quantity of Products in accordance by the requested date in each purchase order submitted by DISTRIBUTOR. SpectraScience shall notify DISTRIBUTOR of any delay or failure to ship the Products promptly upon learning of any such delay or failure. The Products shall be shipped to DISTRIBUTOR by SpectraScience or on SpectraScience’s behalf, freight costs to be included in the invoice with risk of loss to pass to DISTRIBUTOR upon delivery of the Products by SpectraScience to a common carrier.

SECTION 6. EXPENSES

Except as otherwise expressly provided in this Agreement, SpectraScience and DISTRIBUTOR shall each bear their respective costs and expenses as incurred by each party in its performance hereunder, including without limitation all rents, salaries, commissions, and advertising, demonstration, promotional, travel, and accommodation expenses. SpectraScience will provide product manuals (IFU) as required for the territories or bear the related expenses.

SECTION 7. PRICES AND PAYMENTS

7.1 Prices and Payments.

7.1.1 DISTRIBUTOR shall pay SpectraScience the amount(s) set forth in SpectraScience’s then current price list at time of order for each Product shipped to DISTRIBUTOR. The price list in effective as of the date of this Agreement is set forth in Exhibit A. All prices are set forth in United States dollars.

7.1.2 All payments to be made by DISTRIBUTOR to SpectraScience pursuant to this Agreement represent net amounts SpectraScience is entitled to receive and shall not be subject to any deductions for any reason whatsoever, including without limitation, local duties, assessments, taxes, or bank charges.

7.1.3 Payment terms are net 30 days.

SECTION 8. LIMITATIONS OF WARRANTY AND DAMAGES

8.1 Limited Warranty. SpectraScience warrants, solely for the benefit of DISTRIBUTOR, that for a period of one year after shipment by the DISTRIBUTOR or a maximum of 18 months from shipment by SpectraScience, whichever comes first, that each Product (Except Disposable products which bear a shelf-life) shall substantially conform to the specifications set forth in the materials accompanying the Product and shall be free from defects in materials and workmanship; provided, however, that the foregoing warranties are expressly contingent (and shall otherwise be void) upon use of the Product strictly in accordance with such specifications and without misuse, damage, alteration, or modification thereto. As DISTRIBUTOR’s exclusive remedy for any defective Product, SpectraScience shall repair or replace the Product, or, at SpectraScience’s sole discretion, repay or credit the actual price paid by DISTRIBUTOR therefore. SpectraScience must receive warranty claims within thirty (30) days after the claim arises, but no later than the stated expiration date of the applicable warranty period, and must be made in writing in sufficient detail to allow SpectraScience to reproduce the defect. DISTRIBUTOR shall have in addition all remedies, the law of the State Minnesota provides.

8.2 Limitation of Warranty. Except as provided in Section 8.1, SpectraScience makes not warranties or representations as to the performance of the products to DISTRIBUTOR or to any other person or entity.

SECTION 9. CONFIDENTIAL INFORMATION

9.1 Confidentiality. During the Term and for a period of three (3) years following the effective date of termination or expiration of this Agreement, each party agrees not to disclose to any third party or to use any information regarding the terms of this Agreement or information obtained from the other party concerning operations, technical information, or financial information without advance written approval of the other party, except (i) information generally available to the public without breach of this Agreement, (ii) information provably developed independently by the receiving party, (iii) information obtained from a third party not under any obligation of nondisclosure; and (iv) information required to be disclosed by law or governmental regulation; provided, however, that before making any use or disclosure in reliance on any of such exceptions (i) through (iv) the party that intends to use or disclose such information shall give at least fifteen (15) business days’ prior written notice to the other party specifying the applicable exception(s) and circumstances giving rise thereto.

9.2 Injunctive Relief. The parties agree that any breach of this Section 9 would constitute irreparable harm, and that either party shall be entitled to seek specific performance or injunctive relief to enforce this Section 9 in addition to whatever remedies such party may otherwise be entitled to at law or in equity.

SECTION 10. COMPLIANCE WITH LAWS

10.1 General. DISTRIBUTOR shall promote the Products and shall conduct its business in a highly ethical manner and in accordance with all applicable statues, laws and regulations in the Territories.

SECTION 11. COMPETING PRODUCTS

DISTRIBUTOR represents and warrants that it does not currently market optical biopsy systems and that it shall not, directly or indirectly market or sell other products competitive with the Products. To the extent permitted by law, during the Term of this Agreement, DISTRIBUTOR shall not develop any products competitive with the Products, acquire the right to market, distribute, or license any such competitive products within the Territory, or take any action that is adverse to SpectraScience’s interests, Products, market, goodwill, or reputation.

SECTION 12. TERM AND TERMINATION

12.1 Term. This Agreement shall have an initial term as set forth in Schedule 1 hereof, subject to early termination as provided in Section 13.

12.2 Renewal. After the initial term has elapsed, this Agreement shall automatically be extended (renewed) for subsequent one (1) year increments provided the DISTRIBUTOR has met its minimum purchase requirements. After the 5th year, this Agreement shall be terminated automatically. The parties will negotiate about a prolongation at due time.

SECTION 13. TERMINATION

13.1 Termination for Just Cause. This Agreement may be terminated prior to expiration as follows:

13.1.1 This Agreement shall terminate thirty (30) days after notice of termination by one party to the other for the material breach of any other provision, covenant, or obligation of this Agreement unless such breach is corrected to the non breaching party’s reasonable satisfaction within such thirty (30) day notice period.

13.1.2 In the event of Termination, SpectraScience will undertake to continue the supply of Products until such time as the DISTRIBUTOR fulfills all hospital tenders and contractual commitments undertaken by DISTRIBUTOR on behalf of SpectraScience, prior to the termination or expiration of this Agreement.

A breach of this Agreement will cause irreparable and continuing damage to either party for which money damages are insufficient and either party shall be entitled to injunctive relief and/or a decree for specific performance without posting a bond or other security, and such other relief as may be proper (including money damages if appropriate).

SECTION 14. GENERAL

14.1 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereof, shall be exclusively construed in accordance with and governed by the laws of the State of Minnesota without regard to its conflicts of laws principles, and, as applicable, European Union law. The parties expressly reject the applicability to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. Exclusive place of venue for all disputes arising from this Agreement shall be the courts in Hamburg, Germany. However, the Plaintiff is also entitled alternatively to bring a claim before the Court of Arbitration of the International Chamber of Commerce. In this case, place of arbitration shall be Hamburg, Germany.

14.2 Entire Agreement. This Agreement, including the schedules and exhibits, constitutes the entire understanding of the parties relating to the subject matter hereof, and merges all prior agreements, understandings, and communications. No modification of this Agreement other than pricing for products contained in Exhibit A will be effective unless made in writing signed by both parties by their duly authorized representatives.

14.3 Translations. The official language of this Agreement and to the extent permitted by law all future communications with respect to, and contracts executed pursuant to this Agreement shall be in English.

14.4 Publicity. Either party may announce the existence of an agreement for DISTRIBUTOR’s distribution of the Products. The specific terms of this Agreement are deemed confidential by the parties pursuant to Section 9 hereof.

14.5 Assignment. This Agreement may not be assigned without the written approval of both parties. In the event of a change of control transaction involving either SpectraScience or DISTRIBUTOR, such written approval is not required and assignment shall inure to Successor Company.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by its duly authorized representative as of the date first written above.

SpectraScience, Inc. By: /s/ Michael Oliver Name: Michael Oliver Title: President & CEO Date: June 13, 2012	PENTAX Europe, GmbH By: /s/ Girts Cimermans Name: Girts Cimermans Title: President EMEA Date: June 16, 2012